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                                                                   EXHIBIT 10.12

                              EMPLOYMENT AGREEMENT

                                    PARTIES

         On September 1, 2000, PolyMedica Corporation, a Massachusetts corporation having its principal place of business at 11 State Street, Woburn, Massachusetts 01801 (the "Company") and Arthur A. Siciliano, Ph.D., an individual with an address at 1010 Gulf Winds Way, Nokomis, Florida 34275 ("Employee"), entered into an Executive Employment Agreement. The Employment Agreement was thereafter amended by the Company and Employee on April 1, 2001 and thereafter amended again on June 8, 2001, May 31, 2002, and July 15, 2002 (hereafter jointly referred to as the Amended Executive Employment Agreement"). The Company and Employee now both desire to plan for the retirement of Employee and the transition of his duties upon his retirement. As such, the Company and Employee hereby replace the Amended Executive Employment Agreement with this new Employment Agreement (this "Agreement") that will become effective and supersede the Amended Executive Employment Agreement on November 5, 2003.

                               TERMS OF AGREEMENT

         In consideration of this Agreement and the employment and/or continued employment of the Employee by the Company, the parties agree as follows:

         1. Employment. The Company hereby employs Employee to act as a Senior Advisor of the Company and to perform such acts and duties and furnish such services to the Company as the Company's Chief Executive Officer or Board of Directors (the "Board") shall from time to time reasonably direct. Employee hereby accepts said employment. Employee shall use his best and most diligent efforts to promote the interests of the Company; shall discharge his duties in a highly competent manner; and shall devote his best business judgment, skill and knowledge to the performance of his duties and responsibilities hereunder. Employee shall report directly to the Chief Executive Officer of the Company or such officer of the Company as may be designated by the Chief Executive Officer or the Board. It is expected that Employee shall discharge substantially all of his duties from Florida. Nothing contained herein shall preclude Employee from devoting time to activities other than the business of the Company which are not inconsistent with the terms and conditions of this Agreement and the best interests of the Company.

         2. Term of Employment. The Company agrees to employ the Employee through March 31, 2004 (the "Employment Period") subject to the provisions of
Section 4 of this Agreement. Employee agrees to execute and deliver to the Company a letter of resignation as an employee of the Company on or before March 31, 2004, in the

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form appended hereto as Exhibit A. Such resignation is to be effective the close of business on March 31, 2004, so long as the Company has discharged its obligations under this Employment Agreement.

         3.       Compensation and Benefits; Death of Employee.

                  3.1. Salary. During the Employment Period, the Company shall pay Employee Thirty-four Thousand Seven Hundred and Fifty Dollars ($34,750.00) per month ("Base Salary") pursuant to the Company's customary payroll policies in force at the time of payment (but in no event less frequently than monthly), less all required and authorized payroll deductions and state and federal withholdings.

                  3.2. Bonus Payment. Employee shall receive a guaranteed bonus payment for his work during FY 2004 in the amount of Six Hundred Thousand Dollars ($600,000.00) payable as follows: Three Hundred Thousand Dollars ($300,00.00) on the effective date of this Agreement; One Hundred Fifty Thousand Dollars ($150,000.00) on or before December 31, 2003; and One Hundred Fifty Thousand Dollars ($150,000.00) on or before April 1, 2004.

                  3.3. Benefits. During the Employment Period, Employee shall be entitled to participate in all benefit programs that the Company establishes and makes available to its other employees, if any, in accordance with the relevant plan documents and requirements, including but not limited to the following benefits:

                  (a)      Health Insurance. Health and dental insurance.

                  (b) Life Insurance. Life insurance on the life of Employee in the amount of Six Hundred Twenty-Five Thousand and Five Hundred Dollars ($625,500.00).

                  (c) Stock Based Compensation. Employee will be eligible to participate in the Company's Employee Stock Purchase Plan.

                  (d) Automobile. The Company shall continue to provide Employee with the automobile he is currently using until the earlier of the end of the vehicle lease or March 31, 2004.

                  3.5. Death of Employee. The salary and bonus described in paragraphs 3.1 and 3.2 shall immediately become due if Employee dies before March 31, 2004, and shall be paid to his estate.

                  3.6. Change of Control. If at any time prior to March 31, 2004, there is a "Change of Control" as defined in the Executive Retention Agreement dated September 1, 2000, between the Employee and the Company ("Executive Retention Agreement"), and if by operation of the Executive Retention Agreement, Employee becomes entitled to compensation as set forth in paragraph 4.2(a) thereof, then the Employee's employment with the Company

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shall be governed by the terms and conditions of the Executive Retention
Agreement, and Employee shall not be entitled to the compensation and benefits provided for in this Section 3.

                  3.7 Severance Pay and Benefits. The parties have entered into a Severance Agreement, a copy of which is appended hereto as Exhibit B. The parties intend for the Severance Agreement to take effect at the conclusion of the Employment Period so long as Employee executes and delivers, and does not timely revoke, the General Release of Claims appended to the Severance Agreement at Exhibit 1. Notwithstanding the foregoing, the Company's obligations under this Section 3.7 shall cease immediately upon the payment to the Employee of the lump-sum payment described in Section 4.2(a)(i) of the Executive Retention Agreement.

                  3.8 Consulting Agreement. The Company desires that Employee provide valuable services to the Company from time to time after his employment with the Company ends, and Employee has agreed to provide such services. The parties have therefore agreed that on April 5, 2004, they will enter into the Consulting Agreement appended hereto as Exhibit C.

         4. Discharge for Cause. The Company may discharge Employee and terminate his employment under this Agreement for cause without further liability to the Company. As used in this Section 4, "cause" shall mean any or all of the following:

                  (a) Indictment or conviction (or the entry of a pleading of guilty or nolo contendere by Employee) of a fraud or felony or any criminal offense involving dishonesty, breach of trust or moral turpitude during Employee's employment. If Employee is indicted for an offense listed in the preceding sentence which is alleged to have occurred during Employee's employment, the Company shall have the right to withhold any further salary or bonus payments to Employee otherwise required under this Agreement. However, if Employee is not convicted or does not plead guilty or nolo contendere to such an indictment, the Company shall forthwith pay him all salary and bonus so withheld, together with interest at the rate of five percent (5%) per annum.

                  (b) Employee's breach of his Agreement Not to Compete and/or his Confidentiality and Proprietary Information Agreement, each dated May 16, 1990 (or under any similar later agreements with the Company); provided, however, that if the Company reasonably believes that Employee may have breached either of such agreements, it shall so inform Employee in writing, providing the factual basis for that belief, and give him twenty-one (21) days to cure his alleged breach. If Employee contests the Company's assertion, or if he shall seek to cure his alleged breach, no final determination shall be made except by the Company's Board of Directors after Employee shall have had an opportunity orally and in writing to present his position to the Board.

                  (c) In the event the Company exercises its right to terminate Employee's employment under this Section 4, Employee shall not be entitled to receive any salary or bonus not already paid to him and he shall not be entitled to any compensation or benefits under the Executive Retention Agreement or the Consulting Agreement;

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provided, however, that if the last sentence of Section 4(a) of this Agreement shall apply, he shall be entitled to salary and bonus (with interest) as described in that sentence and he shall be entitled to compensation and benefits, if any, to which he otherwise would have been entitled under the Executive Retention Agreement.

         5. Expenses. Pursuant to the Company's customary policies in force at the time of payment, Employee shall be promptly reimbursed for business related expenses.

         6. Announcement of Employee's Retirement. The Company and Employee shall jointly draft a statement announcing Employee's retirement from the Company effective April 1, 2004, which announcement shall be publicly released at a mutually agreeable time and will describe Employee's role as a Senior Advisor to the Company during the Employment Period.

         7. Agreement Not to Compete. Employee acknowledges and reaffirms his obligations under the Agreement Not to Compete and the Confidentiality and Proprietary Information Agreement, which he executed on dated May 16, 1990 (or under any similar later agreements) with the Company (the "Additional Agreements"), which shall survive the termination of this Agreement.

         8. Arbitration. The Employee agrees that any dispute or controversy arising out of or relating in any way to the Employee's employment with and/or termination from the Company (including, but not limited to, all claims, demands or actions under any federal, state or local statute or regulation regarding employment discrimination, and/or all claims, demands or actions concerning the interpretation, construction, performance or breach of this Employment Agreement) shall be settled by arbitration held in Boston, Massachusetts, in accordance with the Rules of the American Arbitration Association, before an arbitrator who shall have experience in the area of the matter in dispute. Each party shall bear its own costs and attorneys' fees in connection with any arbitration pursuant to this paragraph; provided, however, that this paragraph shall not apply to any dispute or controversy arising out of or relating in any way to the interpretation, construction, performance or breach of the Additional Agreements referenced at Paragraph 7 herein, and no such dispute or controversy shall be deemed to be arbitrable in the absence of the Corporation's written agreement.

         9. Notices. Any notice or communication given by any party hereto to the other party or parties shall be in writing and personally delivered or mailed by certified mail, return receipt requested, postage prepaid, to the addresses provided above. All notices shall be deemed given when actually received. Any person entitled to receive notice (or a copy thereof) may designate in writing, by notice to the others, another address to which notices to such person shall thereafter be sent.

         10. Attorneys' Fees. The Company agrees to reimburse Employee for the attorneys' fees and expenses incurred by him in connection with the preparation of this Agreement, including the exhibits hereto, up to a maximum of Twenty Thousand Dollars ($20,000.00), within 30 days after presentation to the Company of invoices

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reflecting such fees and expenses. The Company further agrees that any reasonable attorneys' fees and expenses incurred by Employee in connection with a dispute regarding this Agreement, or any agreements executed simultaneously herewith, shall be reimbursed to the extent and only in proportion to the claim(s) on which the Employee prevails in the dispute.

         11.      Miscellaneous.

                  11.1. Entire Agreement. This Agreement contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings between the parties with respect to such subject matter; provided that nothing in this Agreement shall affect Employee's or the Company's obligations under the Additional Agreements.

                  11.2 Amendment; Waiver. This Agreement may not be amended, supplemented, cancelled or discharged, except by written instrument executed by the parties. No failure to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof. No waiver of any breach of any provision of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision.

                  11.3. Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of any successor of the Company by reorganization, merger or consolidation, or any assignee of all or substantially all of the Company's business and properties. Employee's rights or obligations under this Agreement may not be assigned by Employee, except that Employee's right to compensation to the earlier of date of death or termination of actual employment shall pass to Employee's executor or administrator.

                  11.4. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

                  11.5. Applicable Law. This Agreement shall be interpreted and construed according to the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. Employee hereby irrevocably submits and acknowledges and recognizes the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in Massachusetts (which courts, for purposes of this Agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Agreement or the subject matter hereof.

                  11.6 Other Agreements. Employee hereby represents that he is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his employment with the Company, or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. Employee further

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represents that his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or trust prior to his employment with the Company.

                  11.7. Further Assurances. Each of the parties agrees to execute, acknowledge, deliver and perform, or cause to be executed, acknowledged, delivered or performed, at any time, or from time to time, as the case may be, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be necessary or proper to carry out the provisions or intent of this Agreement.

                  11.8. Severability. If any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be determined by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting or reducing it so as to be enforceable to the extent compatible with then applicable law.

                                    EXECUTION

         The parties executed this Agreement as a sealed instrument as of the date first above written, whereupon it becomes binding in accordance with its terms.

                                       POLYMEDICA CORPORATION




                                       By: /s/ Samuel L. Shanaman
                                           ----------------------------------
                                           Samuel L. Shanaman
                                           Title: Lead Director and Interim CEO

                                           Date: November 5, 2003

AGREED TO AND ACCEPTED:

/s/ Arthur A. Siciliano
-----------------------
Arthur A. Siciliano

November 5, 2003
-----------------
Date

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